Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-142271) of DCP Midstream Partners, LP of our report dated March 5, 2007, with respect to the consolidated financial statements of Discovery Producer Services LLC, such report included in this Current Report (Form 8-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
October 16, 2007